EXHIBIT 10.2

FOURTH AMENDMENT TO
VENTURE FINANCIAL GROUP
EMPLOYMENT AGREEMENT
Ken F. Parsons, Sr.

        This FOURTH AMENDMENT dated effective December 19, 2007 amends the Employment Agreement by and among Venture Financial Group, Inc., Venture Bank, and Ken F. Parsons, Sr. dated as of January 1, 2004, as previously amended (the “Employment Agreement”).

1.	Section 9.B(ii) of the Employment Agreement is amended to read:

“(ii) by Parsons for ‘good reason’ (as defined in paragraph 9.C below) within one year of the existence of the condition giving rise to ‘good reason.’”

2.	Section 9.C of the Employment Agreement is amended to read:

“Parsons has ‘good reason’ to terminate this Agreement, if action taken by the Company’s Board of Directors effectively withdraws from Parsons the authority and responsibility customarily associated with the position of Chief Executive Officer and such withdrawal is a material diminution in Parsons authority, duties or responsibilities.”

3.	Section 9.E of the Employment Agreement is amended to read:

“All severance compensation paid to Parsons shall be paid on normal payroll cycles.”

4.	Section 9.G is added to the Employment Agreement as follows:

“G. (i) Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject Parsons to additional tax or interest and the Company shall not be required to incur any additional compensation as a result of the reformation. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.

(ii) To the extent the any payment or benefit under this Agreement is subject to Section 409A of the Code and Parsons is deemed to be a “specified employee” within the meaning of Section 409A of the Code, commencement of payment of such benefit shall be delayed for six (6) months following Parsons’ termination of employment.”

5.	Notwithstanding the foregoing, these amendments shall apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

6.	Except as specifically set forth herein, the Employment Agreement as previously executed shall continue in full force and effect as written.

        IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date first written above.

VENTURE FINANCIAL GROUP, INC.		EXECUTIVE

By:	/s/ Larry Schorno	/s/ Ken Parsons
	Larry Schorno	Ken F. Parsons, Sr.
Chairman of the Compensation Committee

VENTURE BANK

By:	/s/ Larry Schorno
Larry Schorno
Chairman of the Compensation Committee